Dear Shareholders,

We are pleased to bring you up to date on all that has transpired over the last few months at CorVu with this issue of our shareholder newsletter. We hope you will find it helpful and informative. The CorVu investors are important to us, and this newsletter is designed to keep you up to date on our news, people, and strategy.

CorVu’s team continues to focus on sustainable, organic growth and delivering industry-leading, automated Enterprise Performance Management (EPM) solutions. CorVu has invested in research and development throughout recent quarters, resulting in this year’s introduction of CorStrategy.Finance, a budgeting and consolidation application, and in web-based Quick Reports. The enterprise performance management market is robust and growing; and we’ve already begun to see the benefits from our personnel and technology investments.

We have continued to see strong demand for our solutions from global leaders in every industry. We are anticipating additional sales from several organizations that have introduced CorVu through successful pilot projects. These new pilots are our opportunity for customers to recognize the true Return on Investment of a CorVu implementation - as many of our customers already have - and pave the way for future sales commitments.

As we come to the close of our second quarter of Fiscal Year 2004, the CorVu pipelines are strong and our sales team has been bolstered with experienced EPM specialists. We have increased our global sales force during this quarter, bringing in John Colson as our new Senior Vice President of Sales, Americas. John has a proven track record of dynamic sales strategies and management expertise in selling performance management software. We have also invested in sales growth in the European region over the last nine months. Additionally, in the Asia-Pacific region, we have developed and are rolling out a targeted program focusing on penetration into mainland China. We’re excited about developing these new markets.

CorVu has made some strategic personnel moves throughout the management team and Board of Directors. Alan Missroon has been elevated from his role as Vice President of Sales, Americas, into a newly created position of Senior Vice President of Corporate Strategy for CorVu Corporation. Recently, Minneapolis entrepreneur Gary Smaby was elected to the Board, and longtime Board member Jim Mandel succeeded John Bohn as Chairman.

We are looking forward to the remainder of Fiscal Year 2004, as we expect to see our activity grow dramatically. We welcome our new investors, and we’d like to thank our longtime stakeholders for your outstanding loyalty. As fellow shareholders, we are pleased to share with you our recent accomplishments, and we’re looking forward to future success.

Best regards,

/s/ Justin MacIntosh	/s/ Jim Mandel
Justin MacIntosh President & CEO	Jim Mandel Chairman

CUSTOMER & PARTNER NEWS

CorVu Customer US Army Wins Balanced Scorecard Collaborative Hall of Fame Award

The United States Army has been awarded the prestigious Balanced Scorecard Collaborative (BSCOL) Hall of Fame Award. Joining a select group of organizations, including CorVu customers Hilton Hotels and PLIVA, the U.S. Army was recognized at the BSCOL Government Summit held September 15-17 in Washington, D.C.

With over 1.2 million people, the Army selected CorStrategy to automate the Strategic Readiness System (SRS), to facilitate effective management and communication throughout the Army, Major Commands and Minor Commands. One of the largest Balanced Scorecard implementations in the world, over 400 SRS scorecards are encouraging cross-functional coordination and accellerated decision making for a user base that will grow to 40,000.

According to General John M. Keane, vice chief of staff, United States Army, "The Army's Strategic Readiness System was implemented as a comprehensive strategic management and readiness assessment tool. It provides Army leadership with accurate, objective, predictive, and actionable readiness information to dramatically enhance strategic resource management. For the first time we have an Army enterprise management system that integrates readiness information from both the Active and Reserve Components - enabling the Army to improve support to Combatant Commanders, invest in Soldiers and their families, identify and adopt sound business practices, and Transform the Army to the Objective Force."

CorVu Adds Record Number of New Blue Chip Customers

CorVu added a record number of key companies to its client roster during fiscal year 2003. Major new accounts included American Home Mortgage, Cable & Wireless West Indies, Carrier Corporation, Catholic Health Initiatives, City of Atlanta, Crown Castle USA, Dunlop Slazenger Group, ENERGEX, Marriott Vacation Club, May Gurney, NHS 24, Sensis, Sun Microsystems EMEA, Toyota Finance Australia Limited, University of Pennsylvania, and Wessex Water Services.

CorVu Automates Sun Microsystems' Sales Operations Scorecard

Sun Microsystems has selected CorStrategy to automate its sales operations scorecards throughout its European operating units. CorStrategy was developed as a fully Java-enabled performance management solution, compliant with Sun's architecture.

Roger Wagstaff, Balanced Scorecard Project Manager, Sun Microsystems EMEA commented, "As the project progresses, we will involve all of our organization's stakeholders in the management of their performance. CorStrategy will enable Sun to align each of our EMEA selling units' activities with corporate strategy."

ESB Networks Expands Deployment of CorStrategy

In 2002, the Electricity Supply Board of Ireland embarked on a Strategic Performance Management initiative, choosing CorVu's CorStrategy.Scorecard to deploy an automated Balanced Scorecard solution that is now being extended to 200 users. ESB Networks employs CorStrategy to not only monitor its financial measures, but also those that reflect the importance of its customers, the processes it operates to provide good customer service and the critical importance of its people in achieving good service and delivering good financial returns.

New CorVu Partners

CorVu & Information Builders Enter Joint Marketing Alliance

CorVu and Information Builders, a leader in enterprise business intelligence and real-time web reporting, announced a partnership through which users of CorStrategy and WebFOCUS will benefit from a seamlessly integrated business intelligence and performance management solution.

The applications are being integrated to offer users the ability to drill down from high-level strategic information in CorStrategy through to real-time operational and financial information reporting and analysis in WebFOCUS.

CorVu Signs Reseller Agreement with KCI, Expanding CorVu Reach Throughout Northern Asia

Korean system integrator KCI Incorporated has agreed to distribute and sell all of the CorVu offerings via its established network of resellers. KCI will derive more access into software market niches as a result of the relationship, and CorVu will, in turn, gain access to a large market in Northern Asia. A Korean version of each CorVu application is currently available and will be upgraded by KCI.

CORPORATE & FINANCIAL NEWS

Recent Earnings

CorVu Reports Record Revenues & Record Income for Fiscal Year 2003

Showing improved performance year-on-year, CorVu revenue and net income for FY'03 were in excess of all previous annual results.

For the year ended June 30, 2003, revenues were $15.7 million, up 27% from $12.3 million for 2002. Operating income was up by 89% to $1.1 million in FY 2003, which equates to $.05 per common share outstanding on a fully diluted basis, from $600,000 in FY 2002.

Net income for the year ended June 30, 2003 was $3.7 million, including a benefit from income taxes related to the recording of a deferred tax asset of $2.6 million, which represents the value of its accumulated net operating losses that are expected to be utilized in future periods to offset federal and state income taxes due to the Company's continuing positive financial performance.

CorVu Announces Results for First Quarter 2004

For the quarter ended September 30, 2003, revenues were $3.6 million, down 18% from $4.4 million in the comparable period in the prior year.

An operating loss of $365,000 was incurred for the first quarter of fiscal year 2004, compared to operating income of $1.1 million in the first quarter of fiscal year 2003.

Board Appointments

James L. Mandel Elected Chairman of CorVu Corporation Board of Directors

James L. Mandel has been elected to serve as Chairman of the CorVu Board of Directors, succeeding John Bohn, who resigned effective July 31, 2003.

Mr. Mandel has served on the Board of CorVu Corporation and its predecessor since 1987. Since September 1998, he has been the Chief Executive Officer and a Director of Vicom Inc., a full service telecommunications company headquartered in Minneapolis. From January 1997 to September 1998, he was Chairman of Call 4 Wireless LLC; and from January 1992 to February 1997, he served as a Vice President of Grand Casinos, Inc.

Gary Smaby Joins CorVu Board of Directors

Gary Smaby has been elected to join the CorVu Board of Directors.

Following a decade as a successful entrepreneur, Smaby migrated to Wall Street in 1982. In his roles at the investment banking firms of Piper Jaffray and Needham & Co., Smaby analyzed a broad array of emerging companies. In 1989, he formed Smaby Group, Inc.to provide strategic advisory services to senior executives.

Mr. Smaby is also co-founder and managing partner of Quatris Fund, a seed stage venture fund formed in 2000 with St. Paul Venture Capital.

Executive Moves

John Colson Joins CorVu North America as Senior Vice President of Sales

John Colson has joined CorVu as Senior Vice President of Sales, Americas, succeeding Alan Missroon.

Colson began his sales career at Sybase, where he spent six years prior to joining Arbor Software. Upon Hyperion Solutions' acquisition of Arbor, he assumed the role of Regional Vice President for the Southeast. In 1999, he was named Vice President of North American Sales. Most recently, Colson was Senior Vice President of Worldwide Sales for SeeCommerce, a provider of supply chain performance management solutions.

CorVu Appoints Alan Missroon Senior Vice President of Corporate Strategy

Alan M. Missroon, Jr. has been named Senior Vice President of Corporate Strategy for CorVu Corporation. In this role, he will lead CorVu in its strategic relations with the analyst and investor community, and he will guide the strategic direction of the Company and its products.

Mr. Missroon served as Vice President of Sales, Americas for CorVu North America since July 2000. Prior to taking on the sales role, Missroon served five years as Vice President of Marketing for CorVu. Before joining CorVu, Mr. Missroon served over eight years at IQ Software Corporation.

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CorVu Locations

Americas
CorVu North America, Inc.
3400 West 66th Street
Suite 445
Edina, MN 55435
USA
Tel +1 952 944 7777
Fax +1 952 944 7447
US Toll free 1 800 610 0769
Email info@corvu.com
Web www.corvu.com

Asia Pacific
CorVu Australasia Pty Ltd.
Level 4
1 James Place
North Sydney NSW 2060
Australia
Tel +61 2 9959 3522
Fax +61 2 9959 3583
Australia Toll free 1 800 500 644
Email info@corvu.com
Web www.corvu.com

EMEA
CorVu Plc
Craven House
40 Uxbridge Road
Ealing, London W5 2BS
United Kingdom
Tel +44 (0)20 8832 7700
Fax +44 (0)20 8832 7709
UK Toll free 0 800 214 804
Email info@corvu.com
Web www.corvu.com

About CorVu Corporation

CorVu Corporation is a leading global provider of automated enterprise performance management solutions that empower organizations to achieve strategic goals and improve operational and financial performance. Offering comprehensive Balanced Scorecard, risk management, corporate governance, budgeting/financial consolidation, business intelligence, reporting and analytical solutions, CorVu helps over 4,500 organizations drive profitability.

With CorVu, leading suppliers in aerospace, banking, financial services, healthcare, hospitality, insurance, manufacturing, mining, the public sector, telecommunications, and transportation have achieved more effective decision-making, efficient management reporting and increased accountability.

For more information on how CorVu can help drive breakthrough performance at your organization, please visit http://www.corvu.com or call 800.610.0769.

Forward Looking Statements

This announcement contains statements regarding additional orders, increased market activity and the Company's Senior Vice President of Sales and its global sales force that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933. These statements involve a variety of risks and uncertainties, known and unknown, including, among others, the risk that (i) anticipated orders will not be placed, (ii) interest in the Company's products and services will not increase, and (iii) the employment of a new Vice President of Sales and the increase of the Company's sales force will not have a positive effect on the Company's revenues. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors discussed herein.

For more updates on CorVu products and services, please visit our web site and sign up for our quarterly online newsletter, ***Performance ReVu***. http://www.corvu.com/form.php

© 2003. CorVu Corporation. All rights reserved. CorVu, CorStrategy, and CorBusiness are trademarks of CorVu Corporation. All other trademarks and registered trademarks are the property of their respective owners.